Exhibit 23.5

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

June 21, 2022

Coterra Energy Inc.

Three Memorial City Plaza

840 Gessner Road, Suite 1400

Houston, TX 77024

We hereby consent to the incorporation by reference of our review of the proved oil, condensate, natural gas liquids, and gas reserves, as of December 31, 2021, estimated by Coterra Energy Inc. (“Coterra”), that was presented in our report of third party dated January 17, 2022 as an exhibit in the Annual Report on Form 10-K of Coterra for the fiscal year ended December 31, 2021, in the form and context in which it appears or is incorporated by reference into the Registration Statement on Form S-8 of Coterra to be filed on or about June 21, 2022.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716